Media Contact:	Investor Contact:

Greg Berardi Blue Marlin Partners 415-239-7826 greg@bluemarlinpartners.com	Dan Rumsey, General Counsel and Acting CFO 408-866-3666 dan.rumsey@p-com.com

Doug Sherk, Jennifer Beugelmans EVC Group, Inc. (415) 896-6820 dsherk@evcgroup.com

P-COM ANNOUNCES JOINT VENTURE IN CHINA
P-COM PARTNERS WITH NANJING PUTIAN

CAMPBELL, CA (Oct. 12, 2004) – P-Com, Inc. (OTC Bulletin Board: PCMC), a worldwide provider of broadband wireless access products and services to carriers, commercial enterprises and government agencies, today announced the formation of a joint venture with Nanjing Putian, one of China’s largest manufacturers and suppliers of telecom equipment.

The joint venture, called Beijing P-Com Broadband Wireless Communications Ltd., will market P-Com’s licensed and unlicensed products to large mobile carriers and corporate customers in China. The joint venture will begin operations upon approval of the joint venture by the People’s Republic of China.

Nanjing Putian, a subsidiary of China Putian, has relationships with China Mobile and China Unicom, the two biggest cellular companies in China, as well as China Rail, China Netcom and Great Wall, large corporate customers operating within the country.

The joint venture is an expansion of P-Com’s existing sales efforts in China, where it has been marketing its wireless broadband products for more than 10 years.

“The market for wireless broadband products in China is significant and will grow rapidly because of the accelerating demand for broadband services,” said Yuan Yong, Vice President of Nanjing Putian Wireless. “Nanjing Putian Wireless selected P-Com because of its proven track record of engineering excellence and in providing reliable, cost-effective wireless broadband products to the market.”

P-Com CEO Sam Smookler said: “P-Com’s joint venture in China is a major opportunity for P-Com to leverage the strategic relationships that Nanjing Putian Wireless has had for many years. This joint venture will greatly expand our sales initiatives in China, which is a key growth market for P-Com. We’re pleased to be working with such a well-respected partner as Nanjing Putian Wireless.”

About P-Com, Inc.
P-Com, Inc. develops, manufactures, and markets point-to-point, spread spectrum and point-to-multipoint, wireless access systems to the worldwide telecommunications market. P-Com’s broadband wireless access systems are designed to satisfy the high-speed, integrated network requirements of Internet access and private networks. Cellular and personal communications service (PCS) providers utilize P-Com point-to-point systems to provide backhaul between base stations and mobile switching centers. Government, utility, and business entities use P-Com systems in public and private network applications. For more information visit www.p-com.com or call 408-866-3666.

Safe Harbor Statement
Statements that are forward looking and involve known and unknown risks and uncertainties may cause P-Com’s actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to: the ability to achieve positive cash flow given the Company’s existing and anticipated operating and other costs and current sales trends; the Company’s cash position and its need to raise additional capital, and whether that capital is available on acceptable terms, if at all; the Company’s ability to negotiate payment terms with its creditors, including its equipment lease vendors, and settle outstanding litigation; the continued intense competition from leading telecommunications equipment and technology suppliers resulting in lower average selling prices; fluctuations in customer demand; reliance upon subcontractors; the ability of P-Com’s customers to finance their purchases; the timing of new technology and product introductions; and the risk of early obsolescence. Many of these risks and uncertainties are beyond P-Com’s control. Reference is made to the discussion of risk factors detailed in P-Com’s filings with the Securities and Exchange Commission including its reports on Form 10-K, 10-Q and 8-K.

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